Exhibit 99.2

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

August 7, 2008

4:00 p.m. CT

Operator:	Good day, ladies and gentlemen, and welcome to today’s HealthTronics second quarter 2008 earnings announcement. Today’s call is being recorded.

Let me now turn the call over to Mr. Ross Goolsby. Please go ahead, sir.

Ross Goolsby:	Thank you and hello. I’m Ross Goolsby, Senior Vice President and Chief Financial Officer. We also have James Whittenburg, President and Chief Executive Officer; and Richard Rusk, Chief Accounting Officer, on the call.

Before we begin, let me remind everyone that this call will contain forward-looking statements regarding HealthTronics and our subsidiaries and the services we provide. Investors are cautioned that all such statements involve risks and uncertainties. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation.

HealthTronics undertakes no obligation to publicly revive these forward-looking statements. Please revert – refer to our press release, as well as our SEC filings for discussion of risks related to forward-looking statements.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

At this time, I will turn the call over to James Whittenburg.

James Whittenburg:	Thank you, Ross. I will begin with a brief overview of the second quarter, and then Ross will provide detailed information on our financial result. After that, I will discuss recent highlights and then we will conclude with a Q&A session.

To begin, our quarterly adjusted EBITDA increased to 5.8 million. Our net income increased to two cents per share, and our non-GAAP net income increased to four cents per share.

We are pleased with these results as we continue to experience growth in all areas of our business. We strive to be the premier company in the urology market, and as part of that, we have been very productive on many fronts this year.

The past few quarters have been particularly busy as we expanded our business through internal initiatives and attractive acquisitions. We’ve been successful with our efforts to grow the business through acquisitions but our equally proud of our efforts to stabilize the base business, which provides the foundation for future organic and acquisitive growth.

Our quarterly results have been positive for six consecutive quarters. Revenue for the quarter was 42.6 million, which was up 20 percent from the second quarter of 2007. Our adjusted EBITDA was 5.8 million at 38 percent from the 4.2 million we recorded in the second quarter of 2007.

We have demonstrated positive quarter over quarter revenue and adjusted EBITDA growth for six consecutive quarters. This trend should continue as we expand existing partnerships and open to noble partnerships, enhance our services, introduce new technologies, and execute our business development and M&A strategies.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

A few items I will cover in detail later in the call are an update on the ANPI acquisition, the sale of our Austin building, last month’s acquisition of UroPath, a view of recent CMS regulatory changes, and a review of our TotalRad and IGRT initiative.

At this time, Ross will provide a detailed review of the financial results from the second quarter. Ross?

Ross Goolsby:	Thank you, James. As is our practice, we have included as an attachment to the press release certain detailed supplemental financial tables and schedules that provide segment and earnings data for the results of operations through June 30th, 2008.

Total revenues for the second quarter of 2008 were 42.6 million compared to 35.6 million in the second quarter of 2007. This 20 percent year-over-year growth was generated primarily by the Urology Services Division.

Urology Services Division growth resulted from the April 2008 acquisition of Advanced Medical Partners or AMPI, and the continued stabilization within existing partnerships.

Medical products revenue was flat but supported by revenue increases that both declared path lab and our service and maintenance business.

Our total cost excluding minority interests were 27.5 million in the second quarter and percentage of revenue was 65 percent. This compares to 23.5 million or 66 percent of revenue in the second quarter of 2007.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

The increase was from operating costs at AMPI, as well as strategic operating expense increases at our ClariPath lab, RevoLix Laser business, and our IGRT initiative.

Costs excluding AMPI totaled 23 million or 64 percent of revenue, and were down two percent from the second quarter of 2007 due to reductions in personnel made last year.

Our selling, general and administrative costs were 5.3 million in the second quarter as compared to 4.6 million in 2007 – an increase of 15 percent. This was due to an increase in our non-cash stock-based compensation expense offset by a gain realized on the sale of our building in Austin, Texas, which is recorded against (FDA) and our income statement.

In terms of our non-cash stock-based compensation expense, it totaled 1.5 million in the current quarter. In early 2008, the board approved restricted stock grants for management, which best and certain performance goals are met.

In May of 2008, the first level of performance goals were met resulting in the recognition of additional expense.

In May, we sold our Austin building for 6.75 million, which resulted in a net gain of 415,000. We will be relocating to a new facility in Austin, Texas and consolidating with our Kennesaw, Georgia operations in the fourth quarter. The building sale and facility consolidation should provide for a lower cost operation in the future.

Excluding non-cash charges for equity compensation and a gain on the building sale, our Adjusted EBITDA for the second quarter was 5.8 million, which compares to an adjusted EBITDA on the second quarter of 2007 of 4.2 million, and to adjusted EBITDA on the first quarter of this year of 4.1 million. Our GAAP diluted EPS in the current quarter was two cents, which compares to one cent in the second quarter of 2007.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

Excluding non-cash equity compensation, our non-GAAP diluted EPS was four cents in the quarter, which is up from the non-GAAP diluted EPS of two cents recorded in the second quarter of last year.

Now, let’s look at each of our divisions’ performance in the second quarter.

Urology Services revenue was 37.9 million in the quarter, up 23 percent from the 30.1 million recorded in the second quarter of 2007. The increase was due to revenue from the AMPI acquisition. If you exclude partnerships that we’ve closed or divested for strategic reasons, as well as the recently AMPI business, our revenue in Urology Services on the same partnership sales basis was comparable with the second quarter of 2007.

Revenues from RevoLix Laser procedures were up 33 percent compared to the same period of 2007, and revenues from a lithotripsy business were up four percent.

Divisional adjusted EBITDA was 5.4 million for Urology Services or 14 percent of revenue in the second quarter of 2008, which was up 400,000 from the second quarter of 2007.

Medical Products Division revenue was 4.6 million in the quarter. Divisional adjusted EBITDA for medical products was two million or 44 percent of revenue in the second quarter of 2008, which compares to 437,000 or 9.5 percent in the second quarter of 2007.

This earnings improvement is due to cost reductions related to our restructuring efforts implemented during 2007, and revenue growth in our higher margin business, service maintenance, RevoLix and ClariPath.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

At June 30th, our balance sheet position was strong with cash on hand exceeding our long-term debt by approximately 11.1 million. Our net working capital was approximately 51 million, and we had no monies drawn on our 60,000 million revolving line of credit.

Now, we’ll turn it back over to James to give more color on the quarter. James?

James Whittenburg:	Thanks, Ross. We are pleased with the quarter and we’re confident that our acquisitions and internal growth initiatives will continue to have a positive impact on our business.

HealthTronics’ strength is our core Urology Services business. This strong base in conjunction with our position partnerships, management services, recent acquisitions and leading technologies all place HealthTronics on firm financial ground.

Now, some highlights from the quarter – first, AMPI.

During the quarter, we completed the AMPI acquisition. This acquisition and its integration is progressing as expected on schedule with its performance ahead of our internal projection. As anticipated, this acquisition has quickly contributed to HealthTronics’ business, and we believe there will be additional upside as we move forward forming new partnerships.

We believe AMPI’s leadership team, which is the centerpiece of our new development team, will be successful in structuring to noble partnerships in the lithotripsy, laser BPH and cryosurgery businesses. And this will expand our geographic footprint throughout the United States.

As a result of the AMPI acquisition, we are now the largest provider, nationally, of both shock wave lithotripsy and cryosurgery services.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

On real estate, during the quarter, we finalized the sale of our Austin headquarters for 6.75 million. Ross discussed the financial impacts of the sale, but ensure we’re pleased to monetize this asset at a time when the credit markets are in such a state of flux.

We will be co-locating our Kennesaw, Georgia operations with our corporate offices in Austin, Texas in an effort to further improve our overall operating cost structure. This disposition on office relocation better aligns us with our core business allowing us to consolidate our operations into a more suitable and (leased) facility by the end of the year.

Another item of note was our acquisition of UroPath for 7.5 million in cash that closed on July 15th. UroPath is a leading provider of anatomical pathology laboratory services in the United States. In 2007, UroPath processed over 400,000 specimens, serving more than 50 urology practices with over 450 physicians across 17 states.

UroPath’s unique historical operating motto was focused on providing high quality anatomical pathology services in urologists’ own laboratories. This model allowed greater involvement by the urologists who access the primary care physician when dealing with prostate disease, increase communication between specialists in the continuum of care, and improves focus on the needs of the patient.

We believe we will preserve many of the same benefits as we move UroPath forward into a business model that includes new reference labs, including our existing ClariPath reference lab, as well as in-office lab consulting services and other lab services that comply with the new regulations.

UroPath’s decision to join HealthTronics affirms the prominent and unique role that we play in urology. More than ever, our urologist partners share in our mission of improving both the patient’s care and practice economics in a context that addresses the continually changing reimbursement and regulatory landscape.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

HealthTronics brings deep and capable resources in restructuring the existing UroPath model to fully address the regulatory environment while preserving, to the greatest extent possible, tangible patient and quality of care benefits.

The practices that utilize UroPath services are some of the larger and more entrepreneurial urology practices in the country. Many of these practices had not historically partnered with HealthTronics. We welcome them to the HealthTronics network and look forward in developing a mutually beneficial relationship that goes beyond the lab to span a more comprehensive breadth of urology services.

On July 31st, 2008, Centers for Medicaid and Medicare Services released the final inpatient prospective payment system rule that finalized several proposed stark changes.

The new rules recognize that lithotripsy is not a designated health service, and we believed it continues to enjoy its current status. The new rules may affect the model we use to provide laser BPH and cryosurgery services, and will luckily affect the manner in which we contract with some facilities.

Importantly, the new rules are consistent with our expectations and do not affect our guidance for the year. Although it may prompt some changes, they’re relatively minor in the structure of our business. We do not believe, at this time, they will adversely impact us financially.

Our TotalRad initiative, which is our radiation therapy initiative, remains on track. HealthTronics’ involvement in this initiative optimizes the urologist’s risk-reward proposition through state-of-the-art equipment, regulatory expertise, project management and ongoing technology assistance while providing flexible solutions for management of IGRT services. This business proposition enhances patient care, improving practice economics for participating urologists.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

We now have several executed letters of intent with practices and in the process of pursuing others.

To conclude, HealthTronics’ business is strong and stable. Our financial results combined with recent acquisitions enhance our leadership within the urology market, also serving to improve our quarterly results. We offer superior products – technical, legal and regulatory expertise, as well as capital resources to practicing urologists.

As a result, we are the leading provider of lithotripsy, cryosurgery and laser surgery for BPH in the United States. And we’re striving to attain leading position in prostate biopsy pathology.

As evidence to the first half of 2008, HealthTronics has been very active in achieving meaningful growth. During the second quarter, we demonstrated success in a number of areas – a stable and growing urology services business; a substantial improvement to the medical products bottom line; strong market reception of our leading technologies and initiatives; and an ability to move on opportunistic acquisitions to both compliment and contribute to the HealthTronics strategy and financial results.

We’re now happy to take your questions. Operator?

Operator:	Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, please make sure your main function is turned off to allow your signal to reach our equipment. And once again, that is star one to ask a question. We’ll pause for just a moment.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

And our first question comes from David MacDonald from SunTrust.

David McDonald:	Hey, guys, a couple of questions. First of all, the margins in the Medical Products Division was real strong in the quarter – can you just give us a sense of you know what’s going on there? Is that you know kind of a sustainable level of margin or was there something that was a little bit funky in the quarter?

Ross Goolsby:	Sure, David. This is Ross. We added additional service and maintenance contracts over to this year …

David McDonald:	Right.
Ross Goolsby:	… and those are starting to really contribute, and I expect that margin is sustainable going forward.

David McDonald:	OK. I guess a couple of other questions. One, I know you guys have guided for adjusted EBITDA of 20 million to 21 million. We look at it, actually, after stock-based comp and I know the significant uptake in stock-based comp in the quarter, is the current one-rate level – I mean I think the first quarter was in the neighborhood of 400,000; this quarter it was almost 1.5 million – what number is the right number to think about on a go-forward basis?

Ross Goolsby:	David, I would expect, if there are other triggering events, that probably somewhere between 600,000 and 700,000 a quarter is a good number to use for the third and fourth quarter. But, again, if certain criteria are met and to a large extent those are met relative to the forms of stock, you know that would change the expense. And given the stock volatility, you know the price – the volatility we’ve seen on our stock price, it’s hard to predict.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

David MacDonald:	OK. I was wondering if you guys can just give a little bit more detail on the TotalRad initiative. I mean is first quarter of 2009 still a good target in terms of you know breaking ground and actually having a facility up and running? You know how is it going? It sounds like you guys have some letters of intent going but kind of walk us through the process of how we get from a letter of intent to how we get to actually treating patients.

Ross Goolsby:	I’ll be happy to walk you through the process, David. Typically, we bring the greatest value to the table in a context where multiple practices are looking at statistically consolidating to pursue anatomical pathology, IGRT and other ((inaudible)) services within the context of a larger consolidated practice.

And in that context, I think we have some unique experience and advising practices on the various aspects of a consolidation. And that, typically, because that’s where we bring the greatest value and I think our value proposition has the greatest appeal, that typically means the first step in an IGRT development for us is assisting in the practice consolidation.

Our overall model does highlight the role we play there and we share significantly in the costs required to consolidate the practices on the front end. That because it’s not a one-size-fits-all process depending on how many practices are involved, the relative size of the practices, and the historically competitive landscape in that market can take anywhere from two months to six months. And so that creates a significant lead time on the front end of the development.

Once you’re able to complete the consolidation, we’re much more comfortable both on the practice end and on the HealthTronics end beginning to invest capital in the design and build out base of the center. And so, the practices do have a significant component of investment in a center under our model.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

And actually, in most respects, we’d be committing capital at the same time, if not, an advance of the capital we commit in the build-out phase. That could take anywhere from nine months to one year to complete the construction process and to actually open the center.

During that time frame, you obviously have a substantial component. The development phase, which is just staffing the facility and making sure you have adequate resources and working capital as you move forward. And so, we’re very involved in managing that process.

It is a turn key process from our perspective and from the urologist’s perspective. But given the different segments to the process, particularly the practice consolidation on the front end, it’s labor intensive and, at times, it’s often hard to predict on exactly when a center will open.

We’re not, at this point – we don’t feel compelled to move the estimates we’ve given previously on when we would expect to open our first center. So we are still looking at, sometimes, toward the end of the first quarter and, if at some point on subsequent call, it looks like we need to move that, we certainly would.

We do continue to be pleased with the interests that exist around our specific models in the urology space. And we – surprisingly, you know I think this is partly because we have elected not to go into a great level of detail during these calls on the exact nature of our model. We have not seen a model that we feel really competes effectively with the model we bring.

And so you know we’re encouraged. We’re certainly encouraged by the number of (lease) we’re working with at any given point in time, but we don’t truly feel like a (center) is likely until we have an executed letter of intent. We do have several of those at this time, and we are encouraged by the overall process.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

David MacDonald:	OK. And then, guys, just for the (battling) purposes the back half of the year – I mean if I look at just you know with familiarity with some of these path labs, I look at the number of specimens that were running through UroPath. It’s a huge number and, obviously, you know, there are some, you know, some change in business model, et cetera, et cetera. But can you give us any sense of, you know, what we could think about in terms of some type of revenue contribution for the back half of the year?

I would assume it’s pretty modest but I mean, you know, can any ballpark of you know what you guys are expecting, or is that you know not something you’re interested in talking about right now?

Ross Goolsby:	You know I’m happy to talk about it but it’s going to be in fairly general terms at this point partly because of just the uncertainty associated with redefining the model the UroPath operates under. What’s clear is that UroPath still brings a lot of value to the practices that it serves before we acquire them and that it continues to serve.

What I will say is we are very happy with the number of practices that have continued to utilize the UroPath resources for their pathology. And it is running ahead of what our expectations were when we completed the UroPath transaction, and we think that’s a reflection on the work that the UroPath team has done and also the contributions we’ve made in articulating a vision for how this business can operate going forward.

And so, we feel good about that. We do so like it. We’ll make a contribution this year. I don’t want to begin to put parameters around that at this point. We are creating reference lab capabilities at a couple of UroPath locations and that will take some time. And even though we may begin billing and have began billing for some of the government pay cases at those locations, there will be a lag obviously in collections.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

And at this time, I think we would expect to provide a little bit of guidance around the UroPath acquisition and its specific contribution we can expect some time perhaps during the fourth quarter earnings, though.

David MacDonald:	OK. And then just two more questions guys – I promise that one.

Ross, you talked about I think a gain in the neighborhood of 400,000. When I looked at the adjusted EBITDA numbers in your press release, it looks like the net gain was 142,000. Am I looking at that correctly or – what am I missing?

Ross Goolsby:	Actually, the gain on the sale of a building was 415,000 and that’s been offset by some other restructuring costs that we incurred as well –mainly related to some of the (AKSB) business that we sold off previously.

David MacDonald:	And that 142,000, what one item is that running through?
Ross Goolsby:	SG&A.
David MacDonald:	(I assume). OK and then just last question and, again, I don’t know how much you guys can comment but, obviously, you put out a release today. Can you give us any details on you know the thoughts, or you know – you know what you think that property would add if you’re able to kind of get that deal closed?

Ross Goolsby:	Dave, given the recent nature of the development and given the significance of it, we’re not going to comment on the press release we put out. And I would instead we just refer any questions related to Endocare and the press release we issued late last night to the press release.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

David MacDonald:	I understand.

Ross Goolsby:	We hope to provide further insight at some point in the future.

David MacDonald:	OK. Thank you, guys.

Ross Goolsby:	Thank you.

Operator:	Thank you. And now for our next question, we’ll go to Mitra Ramgopal from Sidoti.

Mitra Ramgopal:	Yes, hi, good afternoon, guys

Ross Goolsby:	How are you, Mitra?

Mitra Ramgopal:	Oh, not too bad, just a couple of follow-ups, again. I don’t know if you can give us some sense again. I think you’ve mentioned RevoLix was off about 33 percent in the quarter. Now, is that purely on just the medical product side?

Ross Goolsby:	It’s actually on both sides of the Urology Services’ partnerships, due to building flows procedures and you see revenue on a procedure basis at about $1,800 (is the case there). And then, you see some of the economics that we derived through RevoLix on the Medical Product side, so it’s in both divisions.

Mitra Ramgopal:	OK and again if you have to just look at the organic growth in the quarter, can you give us a sense what that was?

Ross Goolsby:	We placed about four new boxes in the quarter, five new – five new boxes and it was up sequentially about – I’m going to say – 15 percent.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

James Whittenburg:	And, Mitra, you said a little further commentary – one of the things you saw is with cryo partnerships that existed in AMCI. You have a little more capacity with the field – the field personnel in terms of being able to manage both a laser for laser BPH and the cryo device and so – because you have more flexibility in scheduling the cryo cases, so as a result, we were able to place devices more quickly than we had historically with our little partners or in our list of partnerships.

And as a result, we placed the number of boxes very quickly and it (taxes) our resources, obviously, training positions and ensuring that positions appreciate the clinical benefits associated with the laser. And so, with do expect to see utilization continue to grow as we have improved education as it relates to the technology with the AMPI box placement.

Mitra Ramgopal:	OK, thanks and as you sort of look on the acquisition moves you’ve made with Advance Medical, UroPath and now, the proposed, Endocare, is there a way you get back to what we saw with some of – like Keystone or trying to just give up co-partnerships again?

James Whittenburg:	Well, there certainly is. You know just to give you a feel for our framework in evaluating a potential transaction, we look at it both from what it contributes on a top-line synergy standpoint, where they contribute on a bottom-line standpoint from a synergy standpoint the value we’re paying, obviously. And then, we look at it from a standpoint where it contributes strategically to our overall vision for HealthTronics and our overall growth initiative.

If you’re looking at Keystone, which is, obviously, an existing lithotripsy focus partnership in a particular area, and Keystone was a very strong partnership and continues to remain so, the opportunity for synergy is they were on the top-line looking at introducing product like the RevoLix laser and other products that we’re looking at, potentially, bringing to our partners in the future.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

On the bottom line, the synergies are much more limited because most of your fixed costs that are in the field when it comes to the lithotripsy partnerships, from a strategic standpoint, it actually adds to our core business, so it just gives us a better ability to leverage our existing channel. But I would say, overall, strategically, the contribution of a Keystone-type of acquisition is minimal.

And so, what you’re really looking at valuation and that’s why with Keystone, I think you saw a fairly attractive valuation, and we would certainly consider adding additional lithotripsy-focused partnerships that are specific or constrained geographically but we would be very careful about the valuation we associated with it.

Mitra Ramgopal:	Thanks and coming back a little to the guidance that we did the last time, you know the revenue guidance was 160 to 162. I think that remains the same?

James Whittenburg:	It does, and we do feel very good about where we’re going to perform at year-end in relation to guidance.

Mitra Ramgopal:	And again, that doesn’t assume any acquisitions, the end of year or anything like that?

James Whittenburg:	That’s correct.

Mitra Ramgopal:	OK. And this, finally, I noticed you know the tax rate in the quarter was quite a bit (depressed), what would sort of be a good number for the second half or ((inaudible)) ’09?

James Whittenburg:	Mitra, I’d say, year-to-date, the tax rate is at about 42 percent, and I think that’s a good number to use for Q3 and Q4.

Mitra Ramgopal:	OK, Thanks again guys.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

James Whittenburg:	(You bet).

Operator:	Thank you. And as a reminder, ladies and gentlemen, that is star one if you would like to queue for a question. We will pause for just a moment.

And our next question comes from Greg Eisen from ICM Asset Management.

Greg Eisen:	Thanks. Good afternoon.

Ross Goolsby:	Hi, Greg. How are you?

Greg Eisen:	Good. Last quarter, you did specify that you had some discrete IGRT expenses that were expense in the quarter – I’m just looking – I’m flipping through my notes here. I know I had it here somewhere – I think you gave out a number – did you have – yes, that was about $2 million dollars last quarter, I think. Did you already say on this call because I was distracted of – how much you spent on IGRT in the second the quarter?

Ross Goolsby:	We did not. And the $2 million you’re recalling was our expected expenditures for the year on our IGRT initiative. And so, we do think this quarter (track) in line with our annual projected expenditure, and so that what put it, obviously, between 400,000 and 500,000.

Greg Eisen:	OK. Next question. I guess I was confused by you know – your reference to consolidation of facilities post the sale of the building. You had your headquarters in Austin and you have the operation in Georgia. Did you move people from Georgia to Austin or vice versa?

Ross Goolsby:	Yes, we’re actually relocating the Kennesaw location to Austin so we will be moving employees. We have announced the relocation at Kennesaw, and we feel very good about the response we’ve had from employees. We’re working very hard to pull over key employees and make sure they transition with this. We don’t anticipate any disruption in the business.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

And to an earlier question, there is the possibility that overtime this could even help to improve margins a little more on the service side of the business.

And so, we feel very good about that one. The primary reasons we’re doing this ties back to just our overall ability to act as a company and really make sure that our service and products division are on the same (page) with the Urology Services division. And I think this is going to contribute a great deal on that regard.

Greg Eisen:	What will you have left in Georgia after that?

Ross Goolsby:	We will – we will not have – we will have a very small office that is associated with a large partnership that is there in Atlanta. And as existed, independent of the Kennesaw location and we will also have our pathology lab in Augusta, Georgia.

Greg Eisen:	OK, that stays separate still – on its own Augusta. OK.

Ross Goolsby:	It does.

Greg Eisen:	Yes. OK. I wasn’t imagining you’re going to move that.

You saw a growth in the lab this quarter according to what you said, how does it look in terms of – where do you reach capacity on that – on that operation? Does it have you know time left to continue to grow within that footprint?

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

Ross Goolsby:	Absolutely. I think if I had to guess, we’re probably at about half capacity since we moved into our new facility, and then, of course, with the acquisition of UroPath and the plans to increase reference lab capacity, you know I think we’ve just greatly enhanced our ability to grow that business

Greg Eisen:	OK. I heard what you said about the letter to Endocare but I guess I have to ask my question, anyway, because I read over their conference call – transcript of their call – I guess that was yesterday – and they’re implying that their core business in cryoablation is – that was ((inaudible)) but it’s (suffering) delusion from alternative therapies, one of which is radiation which you’re making an effort to – and ((inaudible)) to the radiation market, and the other being these robots, which I don’t fully understand.

But I guess my question is, they’re implying that business is weak and they don’t see necessarily a driver for what’s going to make it turn and get stronger quickly because positions have a financial incentive to divert business away from cryoablation.

That said, what drives your motivation then to acquire your supplier?

Ross Goolsby:	You know I’m going – I’m going to fall back to my earlier statement. I’m not going to make comments on the letter we submitted.

You referenced the Endocare comments during their earnings call and while I’m also not going to comment specifically on those, I think it’s fair to say Endocare has a – their own individual and, perhaps, narrower view of the urology market than we do. And I can’t comment on our cryo business and our initiatives, and I would say that, from a standpoint of our cryo business, our cases for the first half of the year have reflected some growth. And so, we feel – we feel pretty good about the AMPI acquisitions from that standpoint. We do think it ties nicely with our goal to be a multimodality urology services provider and to leverage our relationships with urologists across any number of modalities.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

Obviously, at HealthTronics, when we make decisions about how we will allocate development resources that is driven in part by the return we think we will have on our effort and we take into account the various modalities in which we operate when we allocate resources.

And I think that is about all I’m comfortable saying at this point. I do expect to have a much broader discussion on this in the future.

Greg Eisen:	I suppose we will. Here’s my final question in that regard and maybe one you might feel to address is – Endo appears to have $24 million in change shares outstanding. So at 228, that’s a $55-million acquisition value. What’s your expectations on how you’re going to finance that? I mean that fits within the $60-million line of credit that you have. Was that, basically, how you’re going to pay for it?

Ross Goolsby:	Yes. I think you might – you might take another look at your numbers. And I’m not going to comment at this time on financing or other considerations related to a potential transaction, Greg.

Greg Eisen:	OK. Well, I’m just going off when my screen tells me that I dig that again then?

Ross Goolsby:	Yes.

Greg Eisen:	I think – I think you’ve answered my question. ((inaudible)). Thanks a lot, guys.

Ross Goolsby:	OK.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

Operator:	Thanks. We do have a follow up question from David MacDonald from SunTrust.

David MacDonald:	Hey, Ross, just two numbers. One, I was wondering if can you give me a cash from operations number, and then if you could give free cash flow number, which we kind of look at as after minority interest payments in Capex?

Ross Goolsby:	Sure. In the quarter, cash flow from operations was 34.1 million and we had distributions to minority interest in 30 million in the quarter. So, about 4.1 million after – or four million after minority interest.

David MacDonald:	And what was the maintenance Capex number?

Ross Goolsby:	Maintenance Capex was about one million – 1.5 million in the quarter.

David MacDonald:	OK. Thank you.

Ross Goolsby:	I’m sorry. Dave, let me clarify. That was the sixth month period ended cash flow numbers. It was 34.1 and 30.1 for the sixth month ended June.

David MacDonald:	OK.

Operator:	Thank you. And at this time, we have no further question. I’ll turn the call back to our speakers for any additional or closing remarks.

Ross Goolsby:	Thank you, operator, and thank you all for joining us this afternoon. This concludes the HealthTronics Second Quarter Earnings Conference Call.

HEALTHTRONICS, INCORPORATED

Moderator: Ross Goolsby

08-07-08/4:00 p.m. CT

Confirmation # 8061433

Operator:	Thank you, ladies and gentlemen. That concludes today’s conference. We appreciate your participation, and have a wonderful day.

END